UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2009
STARBUCKS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Washington (State or Other Jurisdiction of Incorporation)	0-20322 (Commission File Number)	91-1325671 (IRS Employer Identification No.)
2401 Utah Avenue South, Seattle, Washington 98134
(Address of Principal Executive Offices)
(206) 447-1575
(Registrant’s Telephone Number, including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On December 1, 2009, Starbucks Corporation (“Starbucks” or the “Company”) issued a press release announcing that Martin Coles has left the Company, effective immediately. A copy of the press release is attached as Exhibit 99.1.
(e) On November 30, 2009, Starbucks entered into a Separation Agreement and Release (the “Agreement”) with Martin Coles, the Company’s former president, Starbucks Coffee International. In accordance with the terms of the Agreement, Mr. Coles will receive a lump sum payment equal to twelve months of his base salary, subject to customary tax and other withholdings. The Agreement also provides that: (i) the Company will provide Mr. Coles with a lump sum payment equal to the cost of COBRA continuation coverage under the applicable Starbucks medical, dental and vision programs for a period of twelve months, less applicable withholding taxes, (ii) Mr. Coles’ vested stock options will expire or be exercisable pursuant to the terms and conditions of the applicable plan documents, (iii) Mr. Coles’ participation in all equity compensation, incentive compensation and all other compensation and benefits plans, programs and agreements will terminate effective as of his separation from the Company, (iv) the Company will provide Mr. Coles with twelve months of outplacement services up to a maximum of $14,000, and (v) Mr. Coles is not entitled to any compensation or benefits from and after his separation from the Company, except as provided in the Agreement, the terms of the Starbucks 401(k) Plan or the Management Deferred Compensation Plan. In the Agreement, Mr. Coles also provided a general release of claims against the Company, agreed to certain confidentiality obligations and reaffirmed his obligations under a non-competition agreement with the Company.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press release of Starbucks Corporation dated December 1, 2009

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STARBUCKS CORPORATION
Dated: December 4, 2009	By:	/s/ Sophie Hager Hume
Sophie Hager Hume
vice president, assistant general counsel and assistant secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Starbucks Corporation dated December 1, 2009